Exhibit 99.1

NEWS RELEASE
Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard | ken@dennardlascar.com
Mark Roberson | mroberson@dennardlascar.com
713-529-6600

Main Street Announces Third Quarter 2018 Regular Monthly Dividends

Regular Monthly Dividends of $0.19 per Share for each of

July, August and September 2018

HOUSTON, May 2, 2018 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce that its Board of Directors declared regular monthly cash dividends of $0.19 per share for each of July, August and September 2018.  These monthly dividends, which will be payable pursuant to the table below, total $0.57 per share for the third quarter of 2018, which is consistent with the regular monthly dividends declared for the second quarter of 2018 and represents a 2.7% increase from the regular monthly dividends paid for the third quarter of 2017.  Since its October 2007 initial public offering, Main Street has periodically increased the amount of its regular monthly dividends paid per share, and has never reduced its regular monthly dividend amount per share.  Including all dividends declared to date, Main Street will have paid $23.375 per share in cumulative cash dividends since its October 2007 initial public offering at $15.00 per share.

Summary of Third Quarter 2018 Regular Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
5/1/2018	6/28/2018	6/29/2018	7/16/2018	$0.19
5/1/2018	7/19/2018	7/20/2018	8/15/2018	$0.19
5/1/2018	8/20/2018	8/21/2018	9/14/2018	$0.19

		Total for Third Quarter 2018:		$0.57

The final determination of the tax attributes for dividends each year are made after the close of the tax year.  The final tax attributes for 2018 dividends are currently expected to include ordinary taxable income, capital gains and qualified dividends.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Main Street’s transfer agent and registrar, American Stock Transfer and Trust Company, or certain brokerage firms that have elected to participate in the DRIP.  Under the DRIP, if Main Street declares a dividend, registered stockholders (and stockholders holding shares through participating brokerage firms) who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Main Street common stock.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies.  Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million.  Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the potential tax attributes for 2018 dividends.  Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance.  Actual performance and results could vary materially from these estimates and projections of the future.  Such statements speak only as of the time when made and are based on information available to Main Street as of the date hereof and are qualified in their entirety by this cautionary statement.  Main Street assumes no obligation to revise or update any such statement now or in the future.

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